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                                                                    EXHIBIT 23.3


                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and
Shareholders of Netrex, Inc.:


In our opinion, the balance sheets as of December 31, 1998 and the related statements of income, stockholders' equity and cash flows for the year ended December 31, 1998 of Netrex, Inc., (not presented separately herein) present fairly, in all material respects, the financial position, results of operations and cash flows of Netrex, Inc. at December 31, 1998 and for the year ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. We have not audited the financial statements of Netrex, Inc. for any period subsequent to December 31, 1998.


PricewaterhouseCoopers LLP


Bloomingfield Hills, Michigan
May 17, 1999